Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Pyxis Tankers Inc. (the “Company”) only had common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended:

The following description sets forth certain material provisions of the Company’s common stock. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Company’s Articles of Incorporation (the “Articles of Incorporation”) and Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to refer to our Articles of Incorporation and Bylaws for additional information.

DESCRIPTION OF COMMON SHARES

Under our Articles of Incorporation, our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 are designated as preferred shares, par value $0.001 per share. As of December 31, 2019, we had 21,370,280 common shares issued and outstanding and no preferred shares outstanding. Holders of our common stock do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions.

Voting Rights

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Our directors are elected by a plurality of the votes cast at a meeting of stockholders entitled to vote. There is no provision for cumulative voting.

Directors are elected annually on a staggered basis. There are three classes of directors; each class serves a separate term length. Our board of directors has the authority to, in its discretion, fix the amounts which shall be payable to members of the board of directors and to members of any committee for attendance at the meetings of the board of directors or of such committee and for services rendered to us.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock are entitled to receive pro-rata the remaining assets available for distribution.

Limitations on Ownership

There are no limitations on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities, imposed by the laws of the Republic of The Marshall Islands or by our Articles of Incorporation or Bylaws.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Certain provisions of Marshall Islands law and our articles of incorporation and bylaws could make the acquisition of the Company by means of a tender offer, a proxy contest, or otherwise, and the removal of our incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to work with our management.

Our articles of incorporation and bylaws include provisions that:

●	allow our board of directors to issue, without further action by the shareholders, up to 50,000,000 shares of undesignated preferred stock;

●	providing for a classified board of directors with staggered, three year terms;

●	prohibiting cumulative voting in the election of directors;

●	prohibiting stockholder action by written consent unless consent is signed by all stockholders entitled to vote on the action;

●	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock cast at an annual meeting of stockholders;

●	require that special meetings of our shareholders be called only by a majority of our board of directors or the chairman of the board; and

●	establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders.

Our articles of incorporation also prohibit us from engaging in any “Business Combination” with any “Interested Shareholder” (as such terms are explained further below) for a period of three years following the date the shareholder became an Interested Shareholder, unless:

●	prior to such time, our board of directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

●	upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

●	at or subsequent to such time, the Business Combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the Interested Shareholder; or

●	the shareholder became an Interested Shareholder prior to March 23, 2015.

These restrictions shall not apply if:

●	a shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

●	the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of our board of directors then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger or consolidation of the Company (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(c) a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Our articles of incorporation define a “Business Combination” to include:

●	any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares;

●	any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Company solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro-rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Company; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

●	any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

●	any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted above) provided by or through the Company or any direct or indirect majority-owned subsidiary.

Our articles of incorporation define an “Interested Shareholder” as any person (other than the Company, Maritime Investors and any direct or indirect majority-owned subsidiary of the Company or Maritime Investors and its affiliates) that:

●	is the owner of 15% or more of our outstanding voting shares; or

●	is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Company, except as a result of further Company action not caused, directly or indirectly, by such person.

Marshall Islands Company Considerations

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. As a result, you may have more difficulty protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights
Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Marshall Islands	Delaware
Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Marshall Islands	Delaware
Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

● Alters or abolishes any preferential right of any outstanding shares having preference; or

● Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

● Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

● Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.	Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of $50,000 or less.